Exhibit 107

Calculation of Filing Fee Tables

FORM S-1

(Form Type)

IR-Med, INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price(1)(2)	Fee Rate	Amount of Registration Fee(3)
Newly Registered Securities
Equity	Units consisting of shares of Common Stock, par value $0.001 per share, and Warrants to purchase shares of Common Stock, par value $0.001 per share (4)	Rule 457(g) and Rule 457(o)	—	—	$8,000,000.00	$0.00014760	$1,180.80
Equity	Shares of Common Stock, par value $0.001 per share, included as part of the Units	Rule 457(o)	Included with Units above	—	—	—	—
Equity	Common Warrants to purchase shares of Common Stock, par value $0.001 per share (5)	Rule 457(g)	Included with Units above	—	—	—	—
Equity	Representative’s Warrant to purchase Common Stock (5)	Rule 457(g)		—	—	—	—
Equity	Shares of Common Stock, par value $0.001 per share, issuable upon exercise of the Common Warrants (6)(7)	Rule 457(o)	—	—	$8,000,000.00	$0.00014760	$1,180.80
Equity	Shares of Common Stock issuable upon exercise of Representative’s Warrants (7)(8)	Rule 457(o)			$528,000.00	$0.00014760	$77.94
Total Offering Amounts					$16,528,000	$0.00014760	$2,439.54
Total Fees Previously Paid
Total Fee Offset							—
Net Fee Due							$2,439.54

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), there are also being registered such indeterminate number of additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends and similar transactions.

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act.

(3)	Calculated pursuant to Rule 457(o) under the Securities Act based on an estimate of the proposed maximum offering price.

(4)	Includes stock and/or warrants that may be issued upon exercise of a 45-day option granted to the underwriters to cover over-allotments, if any.

(5)	In accordance with Rule 457(g) under the Securities Act, because the shares of the common stock underlying the Warrants and Representative’s warrants are registered hereby, no separate registration fee is required with respect to the warrants registered hereby.

(6)	There will be issued warrant to purchase one share of common stock for every unit offered. The Warrants are exercisable at a per share price of % of the unit public offering price.

(7)	Includes shares of common stock which may be issued upon exercise of additional warrants which may be issued upon exercise of 45-day option granted to the underwriters to cover over-allotment, if any.

(8)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(g) under the Securities Act of 1933, as amended, based on an estimated proposed maximum aggregate offering price of the Representative’s warrants of $528,000 (6% of $8,000,000). Assumes the full exercise of the underwriter’s over-allotment option.